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                                                                    EXHIBIT 12.1

                        CABLEVISION SYSTEMS CORPORATION

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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                                        SIX MONTHS ENDED
                                            JUNE 30,                       YEAR ENDED DECEMBER 31,
                                      --------------------  -----------------------------------------------------
                                        1997       1996       1996       1995       1994       1993       1992
                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------

EARNINGS:

  Loss from continuing operations...  $(167,966) $(160,476) $(332,079) $(317,458) $(315,151) $(246,782) $(250,503)
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ADD:

  Fixed charges per (B) below.......    159,843    136,845    278,437    322,054    269,627    238,109    199,661

Amortization of previously
  capitalized interest..............          0          0          0          0          0          0          0

DEDUCT:

  Interest capitalized during
    period..........................          0          0          0          0          0          0          0
                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------

Earnings for computation purposes
  (A)...............................  $  (8,123) $ (23,631) $ (53,642) $   4,596  $ (45,524) $  (8,673) $ (50,842)
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Fixed Charges:

  Interest on Indebtedness, expensed
    or capitalized, including
    amortization of debt expense....    153,785    132,099    268,177    313,850    263,299    232,434    194,628

Portion of rents representative of
  the interest factor...............      6,058      4,746     10,260      8,204      6,328      5,675      5,033
                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------

Fixed Charges for computation
  purposes (B)......................  $ 159,843  $ 136,845  $ 278,437  $ 322,054  $ 269,627  $ 238,109  $ 199,661
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Ratio of earnings to fixed charges
  (A)-(B)

Deficiency of earnings available to
  cover fixed charges...............  $(167,966) $(160,476) $(332,079) $(317,458) $(315,151) $(246,782) $(250,503)
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